Exhibit 99.1

Steel Dynamics Provides Third Quarter 2021 Record Earnings Guidance

FORT WAYNE, INDIANA, September 15, 2021 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided third quarter 2021 earnings guidance in the range of $4.78 to $4.82 per diluted share, representing record quarterly performance. Excluding the impact from costs associated with the construction of the company’s Sinton Texas Flat Roll Steel Mill growth investment of approximately $30 million, or $0.10 per diluted share, the company expects third quarter 2021 adjusted earnings to be in the range of $4.88 to $4.92 per diluted share.

Comparatively, the company’s sequential second quarter 2021 earnings were $3.32 per diluted share, and adjusted earnings were $3.40 per diluted share, excluding the impact of construction costs related to the Texas steel mill of $0.08 per diluted share. Prior year third quarter earnings were $0.47 per diluted share, and adjusted earnings were $0.51 per diluted share, also excluding the costs associated with the construction of the company's Texas steel mill of $0.04 per diluted share.

Third quarter 2021 profitability from the company’s steel operations is expected to be meaningfully higher than second quarter results setting a new quarterly record, driven by strong steel demand and significant metal spread expansion across the entire platform, and most pronounced within the flat roll steel operations. Third quarter 2021 steel shipments are expected to be strong across the company’s steel portfolio. Domestic steel demand remains strong, with the automotive, construction, and industrial sectors continuing to lead the momentum. Order entry continues to be robust as strong demand, coupled with continuing low flat roll steel inventories underpin elevated steel selling values. The company believes this momentum will continue, resulting in even stronger fourth quarter results.

Third quarter earnings from the company’s metals recycling operations are expected to be aligned with sequential second quarter results, based on higher sequential ferrous metal margin offsetting lower volume. As many domestic steel mills are taking maintenance outages in the fourth quarter of 2021, the company anticipates ferrous scrap demand to moderate in line with reduced steel production.

Third quarter 2021 earnings from the company’s steel fabrication operations are expected to be more than two and one-half times higher than sequential strong second quarter results, as higher prices and expected record quarterly shipments more than offset higher steel input costs. The non-residential construction sector remains strong as evidenced by robust and increasing order activity, resulting in another record order backlog and record forward-pricing for the company’s steel fabrication platform. The company anticipates this momentum to continue through the remainder of this year and into 2022 based on these dynamics.

Collectively, the company anticipates consolidated fourth quarter 2021 earnings to be even stronger than third quarter 2021 guidance. Based on continued confidence in cash flow generation, the company also repurchased approximately $280 million, or over two percent, of its common stock during the third quarter 2021 through September 10, 2021.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Diluted Earnings Per Share, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Diluted Earnings Per Share included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and steel imports, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other resources are subject to volatile market conditions; (7) compliance with and changes in environmental and remediation requirements; (8) increased regulation associated with the environment, climate change, greenhouse gas emissions and sustainability; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500